EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Copart, Inc.:

We consent to the use of our report dated October 14, 2005, except as to footnote 3 as it relates to the year ended July 31, 2005, which is as of October 30, 2006, with respect to the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows of Copart, Inc. and subsidaries for the year ended July 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

January 4, 2008